UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 7)1

FINANCE OF AMERICA COMPANIES INC.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

31738L 206

(CUSIP Number)

John G. Finley

Blackstone Inc.

345 Park Avenue

New York, New York 10154

Tel: (212) 583-5000

with a copy to:

Joshua Ford Bonnie

William R. Golden III

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, D.C. 20001

Tel: (202) 636-5500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 25, 2024

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D. and is filing this schedule because of §§240.13d-l(e). 240.13d-l(f) or 240.13d-l(g). check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

1

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934. as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. BTO Urban Holdings L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) PN

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund II - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) PN

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - A (RA) - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) PN

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - I - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) PN

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - S - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - C - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - L - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - O - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - N - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - U - NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund II - C - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - T - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. BTAS NQ Holdings L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Family Tactical Opportunities Investment Partnership SMD L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) PN

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. BTAS Associates - NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Family GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 5,581,632*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 5,581,632*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,581,632*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.9%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. BTO Urban Holdings II L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 2,416,252*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 2,416,252*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,416,252*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 24.4%
14.	Type of Reporting Person (See Instructions) PN

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Associates - NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 7,997,884*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 7,997,884*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,997,884*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 54.3%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. BTOA - NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 7,997,884*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 7,997,884*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,997,884*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 54.3%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 31,933*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 31,933*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,933*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.3%
14.	Type of Reporting Person (See Instructions) PN

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. BTO-NQ Side-by-Side GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 31,933*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 31,933*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,933*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.3%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Holdings II L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 8,029,817*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 8,029,817*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,029,817*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 54.4%
14.	Type of Reporting Person (See Instructions) PN

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Holdings I/II GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 8,029,817*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 8,029,817*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,029,817*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 54.4%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 8,029,817*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 8,029,817*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,029,817*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 54.4%
14.	Type of Reporting Person (See Instructions) CO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 8,029,817*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 8,029,817*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,029,817*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 54.4%
14.	Type of Reporting Person (See Instructions) OO

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

CUSIP NO. 31738L 206

1.	Names of Reporting Persons. Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 8,029,817*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 8,029,817*
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,029,817*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 54.4%
14.	Type of Reporting Person (See Instructions) IN

*	Beneficial ownership numbers reflect the Reverse Stock Split effective July 25, 2024. See Explanatory Note.

EXPLANATORY NOTE

This Amendment No. 7 (“Amendment No. 7”) to Schedule 13D relates to the Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Finance of America Companies Inc., a Delaware corporation (the “Issuer”), and amends and supplements the initial statement on Schedule 13D filed on August 26, 2021, as amended by the Amendment No. 1 to the Schedule 13D filed on October 1, 2021, as amended by Amendment No. 2 to the Schedule 13D filed on April 5, 2022, as amended by Amendment No. 3 to the Schedule 13D filed on August 10, 2022, as amended by Amendment No. 4 to the Schedule 13D, filed on December 7, 2022, as amended by Amendment No. 5 to the Schedule 13D, filed on April 4, 2023 and as amended by Amendment No. 6 to the Schedule 13D, filed on April 3, 2024 (as so amended, the “Schedule 13D”). Except as specifically amended by this Amendment No. 7, the Schedule 13D remains in full force and effect. The principal executive offices of the Issuer are located at 5830 Granite Parkway, Suite 400, Plano, Texas 75024. Capitalized terms used but not defined in this Amendment No. 7 shall have the same meanings ascribed to them in the Schedule 13D as amended from time to time.

An amendment to the Issuer’s Amended and Restated Certificate of Incorporation became effective as of 5:00 p.m. Eastern Time on July 25, 2024, to effect a reverse stock split of its Class A Common Stock, at a ratio of 10:1 (the “Reverse Stock Split”). In connection with the Reverse Stock Split, 31738L 206 was assigned as the new CUSIP number for the Class A Common Stock. This Amendment No. 7 is being filed to update the beneficial ownership information reported herein to reflect the Reverse Stock Split.

Item 5. Interest in Securities of the Issuer

Items 5(a)-(b) of the Schedule 13D are hereby amended and restated as follows:

(a) and (b) Calculations of the percentage of the shares of Class A Common Stock beneficially owned is based on an estimated 9,918,193 shares of Class A Common Stock outstanding following the Reverse Stock Split (as reported in the Issuer’s Definitive Information Statement, dated June 27, 2024, filed with the Securities and Exchange Commission), and, for each Reporting Person, takes into account any shares of Class A Common Stock underlying FoA Units beneficially owned by such Reporting Person, as applicable.

The aggregate number and percentage of the Class A Common Stock beneficially owned by each Reporting Person and for each Reporting Person, the number of shares as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D and are incorporated herein by reference.

The Reporting Persons beneficially own an aggregate of 8,029,817 shares of Class A Common Stock, which represents 54.4% of the outstanding Class A Common Stock, as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the following: BTO Urban Holdings L.L.C. beneficially owns 5,581,632 shares of Class A Common Stock, of which 4,809,922 would be received upon conversion of FoA Units, Blackstone Family Tactical Opportunities Investment Partnership — NQ — ESC L.P. beneficially owns 31,933 shares of Class A Common Stock, of which 27,611 would be received upon conversion of FoA Units and BTO Urban Holdings II L.P. holds 2,416,252 shares of Class A Common Stock.

BTO Urban Holdings L.L.C. also holds 594,246 Earnout Rights, Blackstone Family Tactical Opportunities Investment Partnership — NQ — ESC L.P. also holds 3,410 Earnout Rights, BTO Urban Holdings II L.P. also holds 223,804 Earnout Rights and Blackstone Tactical Opportunities Associates—NQ L.L.C. also holds 36,300 Earnout Rights.

BTO Urban Holdings L.L.C. is owned by the Blackstone Tactical Opportunities Funds, BTAS NQ Holdings L.L.C. and Blackstone Family Tactical Opportunities Investment Partnership SMD L.P.

Blackstone Tactical Opportunities Associates — NQ L.L.C. is the general partner of each of the Blackstone Tactical Opportunities Funds and BTO Urban Holdings II L.P. The sole member of Blackstone Tactical Opportunities Associates — NQ L.L.C. is BTOA — NQ L.L.C. The managing member of BTOA — NQ L.L.C. is Blackstone Holdings II L.P. The managing member of BTAS NQ Holdings L.L.C. is BTAS Associates — NQ L.L.C. The managing member of BTAS Associates — NQ L.L.C. is Blackstone Holdings II L.P.

The general partner of Blackstone Family Tactical Opportunities Investment Partnership SMD L.P. is Blackstone Family GP L.L.C. Blackstone Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman.

The general partner of Blackstone Family Tactical Opportunities Investment Partnership — NQ — ESC L.P. is BTO-NQ Side-by-Side GP L.L.C. The sole member of BTO-NQ Side-by-Side GP L.L.C. is Blackstone Holdings II L.P.

The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that any Reporting Person is the beneficial owner of the Class A Common Stock referred to herein for purposes of Section 13(d) of the Exchange Act, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Class A Common Stock.

By virtue of the Stockholders Agreement (as defined below), the Reporting Persons and Brian Libman and his affiliates may be deemed to be members of a group for purposes of Section 13(d) of the Exchange Act. Mr. Libman and his affiliates are filing a separate Schedule 13D to report the Class A Common Stock that they may be deemed to beneficially own. Collectively, the Reporting Persons and Mr. Libman and his affiliates may be deemed to beneficially own in the aggregate 16,116,776 shares of Class A Common Stock, representing 74.2% of the outstanding Class A Common Stock, calculated pursuant to Rule 13d-3 of the Exchange Act.

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: July 26, 2024

BTO Urban Holdings L.L.C.

By:	/s/ Menes Chee
Name:	Menes Chee
Title:	Manager

Blackstone Tactical Opportunities Fund - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

Blackstone Tactical Opportunities Fund II - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

Blackstone Tactical Opportunities Fund - A (RA) - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

Blackstone Tactical Opportunities Fund - I - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

Blackstone Tactical Opportunities Fund - S - NQ L.P.,
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

Blackstone Tactical Opportunities Fund - C - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

Blackstone Tactical Opportunities Fund - L - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

Blackstone Tactical Opportunities Fund - O - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

Blackstone Tactical Opportunities Fund - N - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

Blackstone Tactical Opportunities Fund - U - NQ L.L.C.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

Blackstone Tactical Opportunities Fund II - C - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

Blackstone Tactical Opportunities Fund - T - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

BTAS NQ Holdings L.L.C.
By: BTAS Associates - NQ L.L.C., its managing member
By: Blackstone Holdings II L.P., its managing member By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Blackstone Family Tactical Opportunities Investment Partnership SMD L.P.
By: Blackstone Family GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Blackstone Tactical Opportunities Associates - NQ L.L.C.
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

BTOA - NQ L.L.C.

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

Blackstone Holdings II L.P.
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BTAS Associates - NQ L.L.C.
By: Blackstone Holdings II L.P., its managing member, By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Blackstone Family GP L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.
By: BTO-NQ Side-by-Side GP L.L.C., its general partner

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

BTO-NQ Side-by-Side GP L.L.C.

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

BTO Urban Holdings II L.P.
By: Blackstone Tactical Opportunities Associates — NQ L.L.C., its general partner
By: BTOA — NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Chief Operating Officer

Blackstone Holdings I/II GP L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Blackstone Inc.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Blackstone Group Management L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman